Exhibit 10.3

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as (******). A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

ALLIANCE FRAMEWORK AGREEMENT

THIS ALLIANCE FRAMEWORK AGREEMENT is dated June 26, 2014

PARTIES

(1)	IXICO TECHNOLOGIES LIMITED incorporated and registered in England and Wales with company number 05313505 whose registered office is at Griffin Court, 15 Long Lane, London, EC1A 9PN , UK (“IXICO”); and

(2)	VIRTUALSCOPICS, INC., incorporated and registered in Delaware whose principal office is at 500 Linden Oaks, Rochester, NY 1465, USA (“VSCP”).

Each of the above may also be referred to as a “Party” and, collectively, as “the Parties”.

BACKGROUND

(A)	IXICO and VSCP are established providers of imaging CRO and associated services in the clinical trials industry.

(B)	On the 6th of March 2014 the Parties entered into a non-binding Heads of Terms (HOT) for a commercial alliance, the terms of which are annexed to this Framework Agreement (Annex 1).

(C)	In the period between executing the HOT and executing this Framework Agreement the Parties have been in active in a number of ways summarised in Schedule 1.

(D)	The Parties have executed or intend to separately execute the following additional agreements:

(a)	Software Licence and Support Agreement (Annex 2) to cover the licensing of IXICO’s proprietary TrialTracker software to VSCP;

(b)	Master Subcontract Agreement (Annex 3) to govern any clinical trial services subcontracted by either Party to the other; and

(c)	Scientific Advisory Agreement (Annex 4) to govern the role of Derek Hill, IXICO’s CEO, as a scientific advisor to VSCP.

(E)	IXICO is aware that:

(a)	VSCP is party to that certain Strategic Alliance Agreement dated October 22, 2010, as amended from time to time (“PPD Strategic Alliance Agreement”) with PPD Development, LP, Texas limited partnership ("PPD"), a company that performs clinical research organization services regarding the management of clinical trials for the development of pharmaceuticals, chemicals, biotechnology and other products through clinical testing; and

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(b)	Under the PPD Strategic Alliance Agreement, VSCP and PPD agreed, among other things, to provide integrated clinical and medical trial management and imaging services to biopharmaceutical companies in designated therapeutic areas, including oncology and central nervous system; to promote their integrated service offerings in the designated therapeutic areas; to work exclusively with one another on opportunities involving specified medical imaging services in designated therapeutic areas; to the extent aware of an opportunity for clinical research or medical imaging services, to refer such opportunity to the other; and for VSCP to provide preferred pricing to PPD and its sponsors .

(F)	The Parties wish to further formalise the terms under which they will collaborate in a commercial alliance and both Parties accept the terms and conditions set out below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the Parties hereby agree as follows:

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this Clause 1.1 apply in this Agreement.

Account Manager: the business development representative employed by the Lead Party and dedicated to a particular Customer, the responsibilities of whom are further detailed in Schedule 2.

Agreement: this Alliance Framework Agreement together with all Schedules attached hereto.

Affiliate: in relation to a Party, means any entity that directly or indirectly Controls, is Controlled by, or is under common Control with that party, for so long as such Control exists.

Alliance: the strategic commercial relationship between the Parties as described in this Agreement.

Alliance Representative: those named in Clause 11.1.

Applicable Laws: all applicable laws, rules, codes and regulations which are in force from time to time.

Approved Supplier: a vendor that has been determined as having a direct impact on the regulated environment and/or has significant associated business risk and requires assessment, audit and oversight as per the Parties respective SOPs.

Background IPR: any IPR which is owned by a Party or which a Party has a right to use, either prior to the Effective Date or which otherwise was conceived, created, reduced to practice, or developed outside the scope of this Agreement.

Business Day: a day other than a Saturday, Sunday or public holiday in the principal place of the Party who is to perform the obligation (or receive the notice) in question.

Business Development Guidelines: the guidelines contained in Schedule 2 attached hereto.

Claim(s): has the meaning given in Clause 13.3(a).

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Customer: the person(s) identified on either Party's Sales Pipeline and/or with whom the Parties have a Lead or Opportunity, typically a pharmaceutical, biotechnology or medical device company.

Customer Personal Data: has the meaning given in Clause 24.3.

Control: the ability (whether direct or indirect) to direct the affairs of an entity, either by having: (a) beneficial ownership of more than 50% of the voting stock, shares, interest or equity in the entity; (b) the right to appoint or remove majority of its board of directors; (c) the power to cause the direction of the general management of the entity by the virtue of any powers conferred by law, constitutional documents, contractual arrangements or by other means; or (d) the ability to in fact control its management decisions; and Controls, Controlled and the expression Change of Control shall be construed accordingly.

Confidential Information: any and all information, documents and/or data disclosed directly or indirectly by either Party to the other Party including without limitation:

(i)	technical information, including patent, copyright, trade secret, and other proprietary information, specifications, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs (including source code and object code), software source documents, and formulae related to the current, future and proposed products and services of the disclosing Party;

(ii)	non-technical information relating to the disclosing Party's current, future and proposed products and services, including without limitation pricing, price lists, margins, merchandising plans and strategies, finances, financial and accounting data and information, key personnel, suppliers, customers, customer lists, prospective customers, purchasing data, sales and marketing plans, business forecasts, future business plans and any other information which is proprietary and confidential to the disclosing Party; and

(iii)	the terms and conditions of this Agreement and any other agreements entered into or proposals exchanged by the Parties;

and in all cases whether disclosed before, on or after Effective Date and whether disclosed in writing, orally, by inspection of tangible objects, or in electronic or any other form.

Deliverables: has the meaning given in Clause 2.1(a) of the Master Subcontract Agreement.

Disclosing Party: the Party disclosing Confidential Information to the other Party.

Effective Date: the date of this Agreement.

Foreground IPR: any IPR conceived, created, reduced to practice, or developed by (or on behalf of) either or both of the Parties in the course of performing the Services and/or the Primary Contract during the Term of this Framework Agreement.

Insolvency Event: has the meaning given in Clause 17.3.

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Intellectual Property Rights or IPR: all patents, utility models, registered designs, rights in inventions, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for infringement, passing off, copyright and related rights, design rights, database rights, rights in know-how, trade secrets, systems, software, algorithms and confidential information and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Joint Projects: an Opportunity awarded by a Customer to one of the Parties that will require the services of the other Party.

Lead: a potential Opportunity that has been identified by one of the Parties and which may have been qualified as a real Opportunity, for which the Parties expect to receive an RFP from the Customer.

Lead Party: the Party who will lead on all business development activity with a specific Customer, who will enter into the Primary Contract with the Customer for awarded work, as further detailed in Schedule 2.

Loss(es): has the meaning given in Clause 13.3(a).

Modality: the system in which data for a clinical trial is captured (e.g. MRI, CT, PET, DXA).

Opportunity(ies): an RFP or RFI related to clinical trials of drugs or medical devices, of any phase which a Party has received from a Customer, and excluding government research grants, direct sales or licensing of technology, sales directly to healthcare service providers or any activities or opportunities in the field of personalised medicine or disease diagnostics.

Phase: the stage of clinical development of a new therapeutic agent, typically phase I, II, III and IV.

Premises: has the meaning given in Clause 5.1.

Primary Contract: The agreement between one of the Parties and a Customer for the provision of Services to the Customer on a Joint Project.

Proposal: a document, or group of documents, submitted to a Customer in response to an RFP which typically includes a summary of capabilities, details of the proposed solution and a budget.

Quarter: a period of three (3) calendar months commencing on 1 January, 1 April, 1 July and 1 October respectively, except that: (i) the first quarter shall start on the Effective Date and end on the day immediately preceding the first day of the next quarter; and (ii) the last quarter shall end on the date that this Agreement expires or terminates; and “Quarterly” is interpreted accordingly.

Receiving Party: the Party receiving Confidential Information of the other Party.

RFP (Request for Proposal): a request for a proposal received from a Customer.

RFP Lead: the Party responsible for preparing the response to the RFP including the Proposal, budget and any other accompanying information.

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RFI (Request for Information): a request for detailed business information received from the Customer, typically including: details of our capabilities, financial information, historical track record and general business information.

Sales Pipeline: each Party's respective list of Leads and Opportunities.

Service Provider: the Party who is primarily responsible for performance of the Services on a Joint Project.

Services: imaging contract research services and other associated services to be provided by one or both of the Parties under a Customer contract and the Master Subcontract Agreement.

Term: has the meaning given in Clause 16.1.

Work Order: the statements of work for the provision of Services under the Master Subcontract Agreement in the form attached to the Master Subcontract Agreement.

Year: each twelve (12) month period during the Term, starting on the Effective Date or any anniversary thereof, except that the last “Year” shall end on the date that this Agreement terminates.

1.2	Clause, Schedule and Paragraph headings shall not affect the interpretation of this Agreement. References to Clauses and Schedules are to the clauses of and schedules to this Agreement; references to Paragraphs are to paragraphs of the relevant Schedule to this Agreement.

1.3	A person includes an individual, corporation, limited liability company, partnership, limited partnership, corporate or other entity or unincorporated body (whether or not having separate legal personality). A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	A reference to any statutory provisions include those statutory provisions as amended or re-enacted (and include any subordinate legislation made from time to time under those statutory provisions).

1.6	This Agreement or any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied, assigned or novated (other than in breach of the provisions of this Agreement) from time to time.

1.7	Any reference to “include(s)”, “including”, “such as” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8	In the case of conflict or ambiguity between:

(a)	the main body of this Agreement

(b)	any Schedule; and/or

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(c)	a Work Order;

the document higher in this list shall prevail to the extent of the inconsistency or ambiguity unless expressly provided otherwise in any Work Order.

2.	Business Development

2.1	Both Parties will give full disclosure of their Sales Pipeline to the other Party and agree not to separately respond to the same Opportunities while this Agreement is in effect; provided, however, neither Party shall be obligated to disclose an Opportunity or Lead where the applicable Customer, or, with respect to VSCP, PPD, restricts such disclosure or such disclosure would otherwise cause a Party to breach its confidentiality obligations to such Customer or other third party. Each Party shall use commercially reasonable efforts to obtain permission for disclosure to the other Party.

2.2	As described in the Business Development Guidelines in Schedule 2, all Opportunities, irrespective of Phase, therapeutic area, Modality or Customer should be responded to by the Alliance.

2.3	Unless otherwise agreed by the Parties by email or as otherwise provided in this Clause 2, the Parties will collaborate to win business together as described in Schedule 2. This will be reviewed quarterly and updated from time to time by mutual agreement of the Parties.

2.4	If (in the reasonable opinion of a Party) it is in the best interest of the Customer, nothing in this Agreement will prevent a Party from providing a Proposal to a Customer which describes a solution that would be delivered entirely by that Party, subject to:

(a)	Clause 2.1;

(b)	The Party disclosing to the Customer the existence of the Alliance in the Proposal as detailed in Schedule 2; and

(c)	Except as provided in Clause 2.1, disclosing to the other Party key information about the Opportunity (including but not limited to, the Customer, therapeutic area, phase/type of research and compound) and consulting with the other Party about the Opportunity in good time before submitting any Proposal to the Customer.

Where a Party is the Lead Party and the services of the other Party are not required in connection with an Opportunity, (i) such Opportunity will be one that may be delivered entirely by the Lead Party; (ii) the applicable Lead Party may prepare and submit the Proposal and the budget, negotiate the Primary Contract and otherwise negotiate with the applicable Customer, and (iii) the Lead Party will not be obligated to submit the Proposal, budget, Primary Contract or other documents related to the Opportunity to the other Party for review or approval as contemplated in Schedule 2. If the Parties are unable to agree on whether such a solution is in the best interest of the Customer, the Parties will resolve the matter as detailed in Clause 19 (dispute resolution).

2.5	The Parties will agree which Party will be the Lead Party for each Opportunity using the criteria described in Schedule 2. The Parties will agree on the process for communicating to each Customer who the Lead Party is and the process by which a Customer should approach the Parties for a Proposal. If the Alliance Representatives are unable to agree on the interpretation of this Clause 2.5 or the designation of the Lead Party for any particular Customer, the Parties will resolve the matter as detailed in Clause 19 (dispute resolution).

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2.6	The Lead Party will perform its responsibilities as described in Schedule 2 including allocation of an Account Manager to the Customer and liaising with the other Party's business development team members.

2.7	The RFP Lead is responsible for the preparation of the Proposal and budget. For RFPs in neuroscience the RFP Lead will be IXICO, for RFPs in oncology and other therapeutic areas for Customers identified on Table 1 of Schedule 2, the RFP Lead will be VSCP as specified in Schedule 2. For Customers not listed in Table 1 on Schedule 2, the Lead Party will be the RFP Lead unless otherwise agreed by the Parties.

2.8	IXICO currently licences the BioMedTracker.com® Subscription Service from Sagient Research Systems, Inc. The Parties shall cooperate to enter into an agreement with Sagient Research Systems, Inc. to allow both IXICO and VSCP to use the BioMedTracker.com® Subscription Service on such terms as may be agreed by the Parties.

2.9	IXICO acknowledges that VSCP has an obligation to disclose and offer to PPD any Opportunity disclosed by IXICO to VSCP if such Opportunity falls within the scope of the PPD Strategic Alliance Agreement, and, notwithstanding anything to the contrary contained in this Agreement, IXICO agrees that VSCP may make such disclosure and offer such Opportunity to PPD provided this would not cause IXICO to breach its confidentiality or other obligations to a Customer or any other third party. VSCP has provided IXICO with a copy of the PPD Strategic Alliance Agreement and shall use commercially reasonable efforts to obtain PPD’s consent to disclose any confidential provisions of such agreement and any amendments. In addition, notwithstanding anything to the contrary in this Agreement, IXICO and VSCP agree to operate the Alliance in conformance with VSCP's obligations under the PPD Strategic Alliance Agreement for Opportunities (including, but not limited to, the preferred pricing restrictions therein).

2.10	Where the PPD Strategic Alliance Agreement does not appropriately cover IXICO’s services for CNS clinical trials, the Parties will use reasonable commercial endeavours to update the PPD Strategic Alliance Agreement accordingly.

3.	Awarded Business

3.1	The split of contracted work for Joint Projects between the Parties will be as set forth on the applicable Work Order; provided, however, unless otherwise agreed, where the Lead Party is not providing any of the contracted services to the Customer, the Lead Party shall always retain:

•	(******)for executing the Primary Contract with the Customer; and

•	(******) project management fee for submission and payment of invoices

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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The default currency for such sums will be in US Dollars unless the Primary Contract is in a different currency, in which case these sums will be calculated in the currency of the Primary Contract at the average exchange rate in the month the payment is received from the Customer. .

3.2	Once a Party receives an award for a Joint Project, the Parties will follow the procedures detailed in Schedule 3 for entering into the applicable Primary Contract.

3.3	Commission for Joint Projects will be handled as follows:

(a)	The Lead Party will pay any commission due to its Account Manager in accordance with that Party’s own commission scheme which is in force at the time.

(b)	Unless otherwise agreed, both Parties are responsible for their own commission fees and no commission fees will be payable by one Party to the other Party or any agents or employees of the other Party.

3.4	Both Parties agree to disclose to the other full details of their respective commission plans that are applicable to a Joint Project at any one time.

4.	Operational delivery

4.1	Unless otherwise agreed, VSCP will be the Service Provider for oncology Joint Projects and IXICO will be the Service Provider for neuroscience Joint Projects.

4.2	When the other Party acts as a subcontractor to the Lead Party, the terms of the Master Subcontract Agreement shall apply.

4.3	Quality / Approved Supplier Status.

(a)	The Parties desire to audit each other for the purpose of holding each other out as Approved Suppliers. Both Parties will audit one another as per each Party's SOPs with the view to qualifying each Party as an Approved Supplier of the other Party.

(b)	The obligations under this Clause 4.3 shall survive termination as long as the Parties have active Primary Contracts for clinical trial services and/or have existing commitments to any Customer.

(c)	Both Parties will cooperate fully in any onsite audits conducted by the other Party and all reasonable requests for information when undertaking such audit and any follow-up activities or audits as part of on-going maintenance of such Approved Supplier status.

(d)	The Parties acknowledge that they may make use of an independent (3rd party) quality auditor to perform separate on-site audits of one or both Parties in order to comply with any contractual obligations to a Customer under a Joint Project. In the event that the Parties mutually agree they need 3rd party auditing, the cost of any such audits will be shared equally by the Parties, unless otherwise agreed, and such 3rd party auditor shall be required to execute a written non-disclosure agreement.

(e)	Unless otherwise agreed, both Parties shall cover their own costs and expenses if either Party is audited by any business partner of the other Party. At the Effective Date, VSCP has an alliance with PPD.

(f)	Any audit findings and associated corrective and preventative actions will be treated by the Parties with the same priority and rigour as the Parties treat any finding identified by a Customer.

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5.	Joint OFFICE

5.1	IXICO and VSCP have identified a location in New Hope, Pennsylvania (the "Premises"), which is geographically beneficial to both Parties in terms of proximity to major transport hubs, customers and competitors. VSCP has entered into the primary lease for the Premises. IXICO's use and occupancy of the Premises shall be subject to the provisions of the primary lease (subject to VSCP providing IXICO with a copy of the relevant primary lease provisions and any updates thereto). During the Term of this Agreement, VSCP shall permit IXICO to use office space at the Premises, and IXICO shall pay to VSCP $2,000 per month for any period of such use (starting on 1 August 2014), , which sum shall be reviewed Quarterly by the Parties (both acting reasonably) taking into consideration, among other things, the quantity of space being used by IXICO. IXICO may terminate its use of the Premises effective as of the last day of a month by providing at least 30 days' prior written notice to VSCP and vacating the Premises on or before the applicable effective date of termination. Any termination must be effective as of the last day of a month; there shall not be any proration of the monthly fee for partial months. IXICO's termination of its use of the Premises shall not require, nor be deemed, a termination of this Agreement.

5.2	As soon as reasonably and commercially practicable, VSCP will take on the responsibility and cost for preparing the space for use by IXICO, to the reasonable satisfaction of IXICO, including but not limited to the installation of all necessary security provisions, IT provisions (bandwidth and security) and office fit-out requirements.

6.	Scientific Advisory Board

6.1	At or about the time of the Effective Date, VSCP is forming a Scientific Advisory Board (SAB) of outside advisors.

6.2	Derek Hill, IXICO CEO, agrees to participate in the SAB for no consideration, his participation in which will be governed by a separate Scientific Advisory Agreement (Annex 4).

6.3	Unless otherwise agreed by the Parties, VSCP is responsible for all costs, choosing the advisors, managing the advisors and any changes to the SAB.

7.	Intellectual Property

7.1	Except as otherwise set forth in this Clause 7, nothing in this Agreement grants, licenses, or otherwise transfers to either Party, expressly, by implication, estoppel, or otherwise any Background IPR owned or controlled by the other Party.

Ownership

7.2	The Parties do not contemplate that any Foreground IPR will be jointly conceived, created, reduced to practice, or developed between the Parties during the Term of this Agreement; however, in the instance that Foreground IPR is jointly conceived, created, reduced to practice, or developed during the Term, then unless and until the Parties enter into a separate agreement outlining the ownership and usage rights in such Foreground IPR:

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(a)	each Party shall each own an equal and undivided interest in such Foreground IPR;

(b)	neither Party shall transfer, assign, dispose of, grant any security interest over, or apply for patent or other registered protection for, such Foreground IPR without the other Party’s prior written consent;

(c)	neither Party shall use such Foreground IPR (except for the purposes satisfying its obligations under this Agreement and/or the Master Subcontract Agreement), nor shall either Party license such Foreground IPR (except for the granting of licences to a Customer which may be required by Clause 7.8 and/or by the Master Subcontract Agreement).

7.3	In the instance that Foreground IPR is conceived, created, reduced to practice, or developed independently by only one Party during the Term of this Agreement, such Foreground IPR shall be owned exclusively by that Party, and the other Party shall have no ownership rights therein.

7.4	Intentionally omitted.

7.5	Intentionally omitted.

Use of IPR

7.6	Subject to Clause 7.7, each Party grants the other Party a limited, non-exclusive, royalty-free licence during the Term of this Agreement to use its Background IPR and Foreground IPR solely to the extent necessary to perform its obligations under a Work Order and, where applicable, the relevant Primary Contract. Such licence is non-transferable and non-sub-licensable, except as permitted by Clause 7.8 and Clause 26.5.

7.7	None of the IPR provisions of this Agreement (including those related to ownership, licences, warranties and indemnities) shall apply to IXICO’s TrialTracker system and/or any other IPR which is licensed or developed under the Software Licence and Support Agreement (such matters shall instead be governed exclusively by the terms of the Software Licence and Support Agreement).

7.8	Additionally, each Party acknowledges that the other Party may be required to grant certain IPR non-exclusive licences to a Customer under a Primary Contract, including those necessary to enable the Customer to make use of the Deliverables. Therefore each Party grants a non-exclusive licence to the other Party of any Background IPR and Foreground IPR that the other Party needs to comply with the terms of its IPR licensing obligations to the Customer in the Primary Contract (and, notwithstanding Clause 26.5, the other Party shall be entitled to sub-license such non-exclusive rights to the Customer for that purpose). Alternatively, if the other Party asks for such a sub-licence to be granted, such a sub-license shall be granted directly to a Customer for the necessary Background IPR and Foreground IPR.

7.9	Notwithstanding any other provision of this Agreement, no Party shall use the other Party’s name, brand and/or logo without the prior written consent of the other Party except as required by law, any governmental or regulatory authority (including any relevant securities exchange), any court or other authority of competent jurisdiction.

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IPR Indemnity

7.10	Each Party (an “Indemnifying Party”) shall indemnify and keep indemnified the other Party against any losses, damages, liabilities, demands, costs and expenses (including reasonable legal and professional fees) that the other Party, its Affiliates and (in the case of Lead Party) its Customers (each an “IPR Indemnitee”) may suffer or incur arising from any claim that: (i) the performance of any Services by the Indemnifying Party under this Agreement or a Primary Contract; and/or (ii) the provision by the Indemnifying Party of any technology, IPR, equipment, items or other materials in connection with this Agreement; is or is alleged to infringe or misuse the IPR of a third party.

7.11	The indemnity in Clause 7.10 shall not apply if and to the extent that the IPR infringement or misuse in question results from:

(a)	any modification or use of the Services, technology, IPR, equipment, items or other materials provided by the Indemnifying Party which has not been authorised in writing by the Indemnifying Party;

(b)	any breach by the IPR Indemnitee of this Agreement, the Master Subcontract Agreement and/or the Primary Contract; and/or

(c)	any negligent act or omission on the part of the IPR Indemnitee.

7.12	If either Party becomes aware of any matter which might give rise to a claim for indemnification under Clause 7.10, then it shall (and, where applicable, shall procure that its IPR Indemnitees shall) comply with the procedures set forth in Clause 13.3(b).

8.	Non-Compete

8.1	For the avoidance of doubt:

(a)	while this Framework Agreement is active, both Parties agree not to compete on the same Opportunity.

(b)	in accordance with Clause 2.1, both Parties agree to disclose fully their respective Sales Pipelines to the other Party.

(c)	in accordance with Clause 2.4(b)2.4(b), all Proposals will describe the Alliance in a way that has been agreed by the Parties.

8.2	Unless the Parties otherwise agree in writing, for a period of 120 days after the termination of this Agreement for any reason, neither Party shall solicit, bid on, respond to an Opportunity or otherwise attempt to obtain the contract for (i) a Lead of the other Party that has been disclosed by the other Party on or before the termination date, or (ii) an Opportunity for which an RFP or RFI has been received by the other Party on or before the termination date.

9.	Personalised Medicine and Disease Diagnostics

9.1	Both Parties have either current or historical activity in the personalised medicine and disease diagnostics field.

9.2	If the Parties agree to add personalised medicine and disease diagnostics to the scope of the Alliance, such addition will be governed by a separate agreement.

9.3	Any Confidential Information and IPR related to personalised medicine and disease diagnostics activity will be covered by this Agreement, unless superseded by the agreement referenced in Clause 9.2.

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10.	Fees

10.1	Each Party is responsible for its own costs incurred in performing the activities and responsibilities under this Agreement, except as specified in any of the following:

(a)	the Software Licence and Support Service Agreement;

(b)	a Work Order pursuant to the Master Subcontract Agreement;

(c)	as expressly provided elsewhere in this Agreement or in any Annex or Schedule hereto; and

(d)	unless otherwise agreed by the Parties.

11.	Representatives and Review Meetings

11.1	Each Party shall appoint a representative (the “Alliance Representative”) who will have overall responsibility for the operation of this Agreement and for performance of that Party’s obligations under this Agreement. As at the Effective Date, the Alliance Representatives shall be:

(a)

(b)

11.2	Each Party may change its appointed Alliance Representative from time to time on giving written notice to the other Party.

11.3	The Parties’ Alliance Representatives shall meet on a regular basis, at least once every Quarter or at such other frequency as the Parties may agree, to review and discuss the operation of this Agreement and any issues arising. These meetings may take place in person, or by telephone conference or other remote means, and shall take place at such dates, times and locations as are mutually agreed between the Alliance Representatives.

12.	WARRANTIES

12.1	Each Party warrants to the other that:

(a)	it has the right, power and authority to enter into and to perform this Agreement;

(b)	this Agreement is executed by a duly authorised representative of that Party;

(c)	the execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws, any Applicable Laws, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and

(d)	this Agreement is its legal, valid and binding obligation, enforceable in accordance with its terms.

12.2	Except as expressly and specifically provided in this Agreement, all warranties, representations, conditions and all other terms of any kind whatsoever implied by statute or common law are, to the fullest extent permitted by applicable law, excluded from this Agreement. In particular, no warranty is given as to:

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(a)	the intent of any Customer to outsource any of the proposed Services;

(b)	the certainty of winning any jointly proposed business; or

(c)	the accuracy of any proposed solution to meet the Customer needs.

13.	LIABILITY

13.1	Nothing in this Agreement excludes or limits the liability of either Party for:

(a)	death or personal injury caused by its negligence;

(b)	fraud or fraudulent misrepresentation;

(c)	violation of Clause 7 of this Agreement;

(d)	breach of any confidentiality obligations under this Agreement;

(e)	its indemnification obligations under Clause 13.3 for Losses (defined below) paid or payable by an Indemnitee to a third party making a Claim (defined below) and direct expenses incurred by an Indemnitee in defending such Claim; or

(f)	any matter in respect of which liability cannot be excluded or limited by law.

13.2	Subject to Clause 13.1 (liability for which, in each case, shall not be limited) in no circumstances shall either Party be liable to the other Party in contract, tort (including negligence) or otherwise for:

(a)	any indirect, special or consequential loss (whether or not reasonably foreseeable and even if the first Party had been advised of the possibility of the other Party incurring such loss or type of loss); or

(b)	any loss of profits, anticipated savings, business or goodwill or loss or corruption of data (in each case whether direct or indirect).

13.3	Indemnity:

(a)	Each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its agents, shareholders, officers, directors, Affiliates, successors and assigns (each an “Indemnitee”) from and against any and all damages, dues, penalties, fines, costs, liabilities, obligations, losses, royalties, expenses and fees (including, without limitation, attorneys' fees and costs ) (each a “Loss” and collectively as “Losses”) incurred by any such Indemnitee as a result of any claim, action or proceeding by a third party resulting from (a) the Indemnifying Party’s breach of any material representation, warranty or covenant contained in this Agreement; or (b) the Indemnifying Party’s negligence or wilful misconduct in the course of its performance of this Agreement (each a “Claim” and collectively as “Claims”).

(b)	The Indemnitee shall give the Indemnifying Party prompt notice of any third party Claim for which indemnification is sought hereunder, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may otherwise have hereunder except to the extent that the Indemnifying Party is damaged or prejudiced by such omission or from any liability it may have other than under this Clause 13.3. The Indemnifying Party shall have the right to control the defence and settlement of such third party Claim, provided the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the Indemnitee shall reasonably cooperate in the investigation, defence and settlement of such Claim. The Indemnitee shall have the right to participate in, but not control, the defence and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the Indemnitee’s own expense, unless (i) the employment thereof has been specifically authorized by the Indemnifying Party, or (ii) the Indemnifying Party has failed to assume the defence and employ counsel (in which case the Indemnitee shall control the defence and settlement of such Claim).

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14.	insurance

14.1	Each Party shall take out and maintain adequate insurance cover with a reputable insurer in respect of its obligations under this Agreement.

14.2	If requested, both Parties shall provide the other with a copy of the relevant certificate of insurance, insurance policy and evidence of payment of the premiums (or such other evidence as may be reasonably requested by a Party to demonstrate that the cover is in place and has not any way been terminated or invalidated).

14.3	Neither failure of either Party to comply with any or all of the insurance provisions of this Agreement, nor the failure to secure endorsements on the policies as may be necessary to carry out the provisions of this Agreement, shall be construed to limit or relieve either Party from any of its obligations or liabilities under this Agreement.

15.	FORCE MAJEURE

15.1	Other than in respect of an obligation to make payment, neither VSCP nor IXICO will be liable for non-performance or delays in performance that result from causes that are beyond its reasonable control, such as acts of God, fire, strikes, embargo, acts of terrorism, acts of government or other similar causes (“Force Majeure”). However, such non-performance or delay is excused under this provision only for the duration of the qualifying event.

15.2	Upon the occurrence of a Force Majeure event, the Party whose performance is delayed or prevented will promptly give written notice to the other Party of the event, the expected duration, and its anticipated effect on the ability of the Party to perform its obligations. The Party whose performance is affected by the event will also make reasonable efforts to remedy the cause of the delay or work stoppage.

16.	DURATION

16.1	This Agreement shall commence on the Effective Date and shall automatically renew on the annual anniversary and continue in force (the “Term”) unless and to the extent terminated in accordance with Clause 17.

17.	TERMINATION

17.1	Either Party shall be entitled to terminate this Agreement at any time for any reason on giving the other Party at least thirty (30) days prior written notice.

17.2	Either Party shall be entitled to terminate this Agreement with immediate effect by giving the other Party written notice of termination if the other Party commits a material breach, and, if the breach is capable of remedy, fails to remedy the breach within thirty (30) days of receiving notice in writing to do so.

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17.3	Either Party shall be entitled to terminate this Agreement with immediate effect by giving the other Party written notice of termination if:

(a)	an order is made or a resolution passed for the winding up of the other Party (other than for the purpose of a solvent scheme of reconstruction or amalgamation);

(b)	the other Party enters into bankruptcy or liquidation or any arrangement for the benefit of its creditors (whether voluntarily or involuntarily);

(c)	a liquidator, administrator, administrative receiver, receiver, trustee in bankruptcy or similar officer is appointed in respect of a material part of the other Party’s assets or business;

(d)	the other Party ceases or threatens to cease to continue its business;

(e)	the other Party is dissolved;

(f)	as a consequence of debt and/or maladministration, the other Party takes or suffers any similar or analogous action to any of those listed in Clauses 17.3(a) to (e) inclusive above.

each of the above being an “Insolvency Event”.

18.	Consequences of Termination

18.1	Unless otherwise agreed by both Parties, if this Agreement is terminated, the Parties agree to use the letters detailed in Schedule 4 as the basis for the communication of the termination of the Alliance to Customers and in any public announcement, with the final text to be agreed between the Parties prior to any such communication.

18.2	Upon serving notice of termination, the Parties agree as follows:

(a)	The Parties shall perform their respective obligations under all open Work Orders through completion (unless the Work Order is terminated earlier by the Customer or otherwise in accordance with the Master Subcontract Agreement), and any change orders to a Work Order will be divided between the Parties as was envisaged when the work was originally awarded by the Customer;

(b)	All awarded work (either by written or verbal confirmation of award) that is yet to be contracted by the Customer will be delivered as envisaged in the Proposal;

(c)	All jointly proposed work that is awarded post notification of termination will be delivered as envisaged in the Proposal;

(d)	Any RFP that has been received by the Parties prior to the notification of termination but not yet responded to will be proposed as envisaged in the Alliance; and

(e)	Upon termination, the Parties shall execute a written memorandum identifying the Leads, Opportunities Proposals and Work Orders that will survive the termination of this Agreement as described in Clauses 18.2(a) through 18.2(d) above and the provisions of Clause 2, Clause 3, Schedule 2 and Schedule 3 shall continue to apply to all such Leads, Opportunities, Proposals and Work Orders.

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18.3	For avoidance of doubt, termination of this Agreement shall not automatically:

(a)	result in the termination of the Master Subcontract Agreement or termination of any Work Order pursuant to it; or

(b)	result in termination of the Software Licence and Support Agreement or termination of any Work Order pursuant to it.

18.4	Upon termination (and except only to the extent and duration necessary for the performance of any surviving Work Order):

(a)	all rights and licences granted to either Party to the other under this Agreement shall cease automatically (except for any licences granted for the benefit of the Customer under Clause 7.8 which, where applicable, shall continue in force so long as required by the relevant Primary Contract);

(b)	each Party shall return and make no further use of any equipment, property, source code, materials and other items (and all copies of them) belonging to the other Party;

(c)	the Receiving Party shall within 14 days of the date of termination return to the Disclosing Party (or at the Disclosing Party’s option, destroy) any remaining Confidential Information of the Disclosing Party in the possession or control of the Receiving Party and delete all copies of the Disclosing Party’s Confidential Information from its IT systems (other than Confidential Information held on its archival or back-up systems in the ordinary course of business or any Confidential Information which the Receiving Party is required to retain under Applicable Laws).

(d)	all remaining provisions of this Agreement shall cease to have force and effect, except for the coming into force or the continuation in force of any provision which is expressly, or by implication, intended to come into or continue in force on or after such termination, including the following Clauses: 4.3, 7, 8.2, 12, 13, 18, 19, 23, 25 and 26.

18.5	Termination by either Party of this Agreement shall not affect the accrued rights, remedies, obligations or liabilities of the Parties existing at termination.

19.	Disputes

19.1	If a disagreement arises between the Parties as to any matters within the scope of this Agreement, and the Alliance Representatives responsible for administering this Agreement are unable despite good faith efforts to resolve the dispute among themselves, at any time either Party may request that the issue of disagreement be referred to the Party's respective CEO's for resolution. In the event the Parties' CEOs are unable to resolve the dispute within 10 days, either Party may initiate the arbitration procedures under Clause 19.2.

19.2	Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof that the Parties are unable to resolve by the procedures described in Clause 19.1, shall (except as specifically set forth in Clause 26.9 or elsewhere in this Agreement) be finally settled, at the request of either Party, by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each arbitration shall be conducted in accordance with the Rules by a panel of three (3) arbitrators. Each Party shall select one (1) arbitrator and the two (2) selected arbitrators shall select the third (3rd) arbitrator who shall serve as the chairperson. The decision of the arbitrator as to the validity and amount of any claim shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The Parties agree that the substantially losing Party shall pay the reasonable costs and expenses (including reasonable counsel fees) of the substantially prevailing Party in any such arbitration.

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20.	Announcements and News Flow

20.1	The Parties intended to make scheduled announcements as key milestones in the Alliance are reached and successes achieved.

20.2	A schedule of expected announcements is included in Schedule 5.

20.3	Neither Party will make an announcement without written approval of the other Party, unless it is required to do so by Applicable Laws or the securities exchange on which the Party’s securities are listed or quoted, in which event it shall notify the other Party a reasonable time prior to making such announcement.

20.4	Neither Party shall be obliged to publish or permit the other Party to publish any Confidential Information of that Party.

20.5	The Parties will work together to align both the message and timing of any announcement prior to being made.

21.	COMPLIANCE WITH APPLICABLE LAWS

21.1	Each Party shall comply with all Applicable Laws directly applicable to it and the Services provided by such Party from time to time.

21.2	In the event a Party becomes aware of that an Applicable Law (or any amendment thereto) will impact or is likely to impact the performance of its obligations under this Agreement, such Party shall promptly notify the other Party and the Parties will consult with each other to consider and agree how this Agreement will need to be modified to ensure compliance with such change, if at all. Such agreement must not be unreasonably withheld or delayed.

22.	general obligations of the parties

Assistance and co-operation

22.1	Both Parties shall co-operate in performance of its obligations under this Agreement.

22.2	When either Party (the “Visiting Party”) is working at any premises of the other (the “Host Party”), the Visiting Party shall ensure that its personnel comply with the standard workplace security, administrative, health and safety and other policies and procedures that are applicable to the Host Party’s own employees or contractors as notified by the Host Party to the Visiting Party from time to time.

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Viruses

22.3	Each Party shall not deliberately introduce, and shall use commercially reasonable efforts to prevent from being introduced, any viruses, worms, Trojan horses or other malicious code (collectively, “Viruses”) into any other software or IT systems of the other Party.

23.	CONFIDENTIAL information

23.1	Each Party acknowledges that, in connection with the performance or contemplated performance of this Agreement, it may acquire or gain access to the Confidential Information of the other Party.

23.2	A Receiving Party shall treat all Confidential Information belonging to the Disclosing Party as secret and confidential and shall not use, copy or disclose to any third party any Confidential Information of the Disclosing Party, except that:

(a)	the Receiving Party may use and copy and disclose Confidential Information belonging to the Disclosing Party to the extent necessary to perform its obligations and exercise its rights under this Agreement (the “Purpose”);

(b)	the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to those of its directors, officers, employees, accountants, attorneys, and financial advisors ("Representatives") to whom such disclosure is necessary (and only disclose that part of the Confidential Information which is necessary) for the Purpose, provided that the Receiving Party shall remain responsible for procuring that its Representatives do not further disclose and/or use the Confidential Information of the Disclosing Party for any other purpose;

(c)	the Receiving Party may disclose any part of the Confidential Information of the Disclosing Party solely to the extent that it is legally required to do so pursuant to an order of a court of competent jurisdiction or any law, rule or regulation of any governmental or regulatory authority (including any relevant securities exchange and securities laws applicable to either Party), provided that (to the extent legally permissible) the Receiving Party shall give written notice to the Disclosing Party as soon as possible and shall use its best endeavours to limit such disclosure and to provide the Disclosing Party with an opportunity to make representations to the relevant court or governmental authority; and/or

(d)	the Receiving Party may otherwise use, copy and/or disclose Confidential Information of the Disclosing Party with the Disclosing Party’s prior written consent.

23.3	“Confidential Information” shall not include any information or materials which the Receiving Party can prove:

(a)	is or becomes public knowledge through no improper conduct on the part of the Receiving Party;

(b)	is already lawfully possessed by the Receiving Party without any obligations of confidentiality or restrictions on use prior to the Receiving Party first receiving it from the Disclosing Party;

(c)	is obtained subsequently by the Receiving Party from a third party without any obligations of confidentiality and such third party is in lawful possession of such information or materials and not in violation of any contractual or legal obligation to maintain the confidentiality of such information or materials; and/or

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(d)	was independently developed by the Receiving Party without the benefit of the Confidential Information of the Disclosing Party.

23.4	As between the Parties, all documents, materials and other items (including items in electronic form), and any Intellectual Property Rights therein, provided by the Disclosing Party to the Receiving Party containing Confidential Information shall remain the absolute property of the Disclosing Party.

23.5	The Receiving Party shall at all times maintain documents, materials and other items (including items in electronic form) containing Confidential Information of the Disclosing Party and any copies thereof, in a secure fashion by taking reasonable measures to protect them from theft and unauthorised copying, disclosure and without prejudice to the foregoing shall exercise at least the same degree of care to prevent unauthorised disclosure and/or use of the Confidential Information of the Disclosing Party as the Receiving Party exercises in respect of its own Confidential Material of like importance (and in any event no less than a reasonable standard of care).

23.6	The Receiving Party shall notify the Disclosing Party immediately if the Receiving Party becomes aware of any unauthorised use or disclosure of, or any unauthorised access to or of any theft or loss of any copies of any Confidential Information of the Disclosing Party.

23.7	Each Party also agrees to comply with any confidentiality or non-use obligations imposed on a Party by a Customer under a Primary Contract provided that such obligations are provided to both Parties. If those obligations differ to those in set out in this Clause 23, the stricter obligations shall apply (although if there is then still any conflict or ambiguity, the customer’s requirements shall prevail).

23.8	No Party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including any relevant securities exchange), any court or other authority of competent jurisdiction.

23.9	Nothing in this Agreement precludes either Party from using and/or disclosing for any purpose at any time (including after termination of this Agreement) any generalised know-how, skills, learning or techniques that are retained solely in intangible form in the unaided memories of a Receiving Party’s directors, officers and employees who have had access to the Confidential Information of the Disclosing Party under this Agreement, provided that: (a) such personnel do not intentionally retain the Confidential Information for the purposes of its reuse or disclosure; and (b) such use or disclosure does not infringe any patent, copyright, database right, design right or other intellectual property right, or misuse any trade secret, of the Disclosing Party or any third party

23.10	The provisions of this Clause 23 shall continue for so long as either Party has knowledge or possession of any Confidential Information of the other Party and shall, for the avoidance of doubt, survive termination of this Agreement.

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24.	Data protection

24.1	Each Party shall comply with its respective obligations under all Applicable Laws relating to data protection, information security and privacy matters (including European Directives 95/46/EC and 2002/58/EC, any national laws implementing those Directives, and any other equivalent Applicable Laws to which a Party and/or the relevant Customer is subject) in so far as they relate to this Agreement or its performance (“Data Protection Laws”).

24.2	For the purposes of this Clause 24, “Personal Data”, “Data Processor” and “Data Controller” and “process” have the same meanings as those set out in European Directive 95/46/EC or any equivalent definition in the relevant Data Protection Law which is applicable to the relevant Party or Customer (whether inside or outside the European Economic Area).

24.3	The Parties acknowledge that, for the purposes of providing the Services, the Customer shall be the relevant Data Controller for the Personal Data processed in the provision of the Services (the “Customer Personal Data”). Where one Party appoints the other Party to process Customer Personal Data as part of the provision of the Services, the appointing Party shall be the “Data Processor” and the appointed Party shall be a “Subprocessor” of such Customer Personal Data. To the extent that a Subprocessor processes any Customer Personal Data the Subprocessor shall:

(a)	only process such Customer Personal Data in accordance with the instructions of the Data Processor, keep proper records of such processing and assist the Data Processor to comply with its requirements under Data Protection Laws;

(b)	take appropriate technical and organisational measures against unauthorised or unlawful processing of such Customer Personal Data and against accidental loss, destruction or disclosure of, or damage or alteration to, such Customer Personal Data (and shall notify the Data Processor as soon as possible if any such events occur and assist the Data Processor in dealing with them);

(c)	ensure that its personnel only have access to Customer Personal Data where it is necessary for the performance of this Agreement and take all reasonable steps to ensure the reliability of such personnel;

(d)	not transfer any Customer Personal Data outside the EEA (or any other territory in which restrictions are imposed on the transfer of Customer Data across borders under Data Protection Laws) without the Data Processor’s prior written consent. IXICO hereby consents to VSCP transferring Customer Personal Data to the United States;

(e)	immediately notify the Data Processor if it receives any complaint, notice or communication which relates to the processing of such Customer Personal Data, and provide full co-operation and assistance to the Data Processor in relation to the same;

(f)	at any time at the Data Processor’s request promptly return or destroy any Customer Personal Data that is in the Subprocessor’s possession or control; and

(g)	provide reasonable evidence of the Subprocessor’s compliance with the obligations under this Clause 24 to the Data Processor on reasonable notice and request.

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24.4	VSCP agrees to: (a) secure (to the extent it has not done so already) within 30 days of the Effective Date, and maintain throughout the duration of this Agreement, a certification to the Safe Harbour Privacy Principles and associated 15 Frequently Asked Questions approved by the European Commission (Decision of 26th July 2000 (2000/520/EC)) (collectively, the “Safe Harbour Principles”) which is adequate to cover the Customer Personal Data which VSCP will process in the provision of the Services; (b) comply with the Safe Harbour Principles and the terms of that certification throughout the duration of this Agreement; and (c) immediately inform IXICO if at any time during the duration of this Agreement VSCP ceases to be so certified, for whatever reason.

24.5	The Subprocessor also agrees to comply with any data privacy and information security requirements imposed on the Data Processor by any agreements with its Customers. If those obligations differ to those set out in this Clause 24, the stricter obligations shall apply (although if there is then still any conflict or ambiguity, the Customer’s requirements shall prevail).

25.	NON-SOLICITATION OF EMPLOYEES

25.1	Unless the Parties otherwise agree in writing, during the Term, and for twelve (12) months thereafter, neither Party shall directly solicit for employment any person employed by the other Party or any Affiliate of the other Party if such person was involved, directly or indirectly, in the performance of this Agreement.

26.	GENERAL

26.1	No variation of this Agreement shall be effective unless it is in writing and signed by the duly authorised representatives of both Parties.

26.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

26.3	If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

26.4	This Agreement and any agreement entered into pursuant to or in connection with this Agreement, constitute the whole agreement between the Parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover. Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement, other than as expressly set out in this Agreement.

26.5	Neither Party shall, without the prior written consent of the other Party, assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Framework Agreement. If a Party assigns or sub-contracts any of its obligations under this Framework Agreement to any third party, the Party assigning or sub-contracting shall be fully responsible to the other Party for the proper performance of those obligations and for any act or omission of the third party in relation thereto.

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26.6	The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party. All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party's Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

26.7	Except as expressly set forth herein the Parties do not confer any rights or remedies upon any person other than the Parties to this Agreement and their respective successors and permitted assigns.

26.8	Any notice required to be given under this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post or a reputable courier to the other Party at its address set out in this Agreement, or sent by fax to the other Party's fax number as set out below, or to such other address or fax number as subsequently notified by the Parties to each other in writing. A notice delivered by hand shall be deemed to have been received when delivered (or if delivery is not between 9am and 5.30pm local time on a Business Day, then at 9am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first-class post shall be deemed to have been received at the time at which it would have been delivered in the normal course of post. A correctly addressed notice sent by courier shall be deemed to have been received when the courier’s delivery receipt is signed. A notice sent by fax shall be deemed to have been received at the time of transmission (as shown by the timed printout obtained by the sender).

26.9	This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles. Without limiting the binding arbitration provisions in Clause 19, the parties may make application to a State or Federal court located in New York, New York for temporary restraining orders, preliminary injunctive relief, attachments or other equitable relief in aid of arbitration (which applications shall not be subject to the arbitration provisions of Clause 19.2), such applications shall be solely and exclusively adjudicated in a State or Federal court located in New York, New York and the Parties irrevocably consent to the personal jurisdiction and venue of such court.

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This Agreement has been entered into on the date stated at the beginning of it.

Signed by Derek L. G. Hill for and
on behalf of IXICO Technologies
Limited
/s/ Derek L.G. Hill
Director

Signed by Eric T. Converse for and
on behalf of VirtualScopics, Inc
Eric T. Converse
Chief Executive Officer

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Annex 1         Heads of Terms

Attached the executed HOT as of the 6th March.

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Annex 2         Software Licence and Support Agreement

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Annex 3         Master Subcontract Agreement

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Annex 4         Scientific Advisory Agreement

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Schedule 1         Activities Post Execution of the HOT

The Parties have been active in the following ways post the execution of the HOT and up to the Effective Date.

Business Development:

•	Spoken to or met face-to-face key customers and obtained their feedback regarding the IXICO VSCP Alliance;

•	Discussed appropriate Business Development processes for some key customers;

•	Shared Customer information including historical business activities, key opportunities, contacts and pricing;

•	Plans in place for presenting and meeting with other Customers together.

Operational Delivery

•	Visited each other’s main location of business operations.

•	Shared practices and procedures for performing services to Customers

•	Demonstrated our respective key systems that support provision of services to Customers.

•	Identified some areas where practices and procedures could be standardised and where best practices can be shared.

Quality and Audit

•	Sharing information regarding our respective Quality Management Systems and certifications.

•	Commencing systems audits of one another as per our respective SOPs.

Contractual Paperwork

•	Developed contractual paperwork defining:

o	the way the Alliance delivers on projects.

o	the terms for licensing IXICO image data and query management technology

o	the terms for Derek Hill being a member on the SAB as CNS lead.

Joint Office

•	Identified a location for a joint office in Pennsylvania, USA as a site for operations including project management and business development for the Parties.

Other

•	(******)

•	(******)

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Schedule 2         Business Development Guidelines

Unless otherwise agreed by the Parties by email and as otherwise provided in Clause 2 of this Agreement, the Parties will collaborate to win business together as follows. This will be reviewed quarterly and updated from time to time by mutual agreement of the Parties.

(A)	The Parties will meet weekly, in person or by teleconference, to review Leads, Opportunities, and Joint Projects, to discuss account strategies and review any Customer feedback.

(B)	All Proposals submitted by either Party shall disclose the existence of the Alliance, typically in the executive summary, as follows, subject to amendment from time to time by mutual agreement of the Parties:

IXICO and VirtualScopics are two established science led Imaging CROs that have come together in a formal commercial alliance to deliver world class imaging services to the pharmaceutical industry. Together they have extensive clinical trial experience and provide global capabilities with offices in Rochester (New York), London (UK) and New Hope (Pennsylvania).

Together IXICO and VirtualScopics are working with 13 of the top 15 pharmaceutical companies as well as many of the leading biotechnology and medical device companies worldwide and have managed hundreds of imaging studies active over the past two years alone.

The alliance operates under a joint belief that the key factors for successful execution of a study are:

•	Providing a Project Team with the right operational and scientific skills, expertise and geographical reach;

•	Planning the study execution at the very start, identify the key risks and mitigate their occurrence;

•	Tracking and reviewing project metrics to provide regular oversight of project progress and early identification of issues;

•	Performing internal audits on operational teams to ensure compliance with SOPs and best practices;

•	Instilling a culture of openness, enthusiasm, standardisation and continuous improvement; and

•	Being flexible to and anticipating customer needs.

(C)	The Lead Party for all Customers will be determined as follows:

(a)	major global pharmaceutical customers will have a pre-agreed Lead Party as identified in Table 1 below.

(b)	for all other Customers, the Lead Party will be identified and agreed between the Parties by assessing the following elements of each Customer which are listed in order of importance:

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i.	historical relationship with the Customer;

ii.	the alignment of the Customer’s pipeline with a Party’s therapeutic area expertise, i.e. IXICO will lead on neuro and VSCP will lead Oncology;

iii.	the geographical proximity of the Customer’s primary place of business with a Party’s head office;

iv.	any imbalance in the equitable division of the number of Customers managed by any one Party, factoring in the relative size of each Party.

(c)	If Customers merge, then the Parties will designate the Lead Party for the combined Customer entity based on criteria list above in section C.

(D)	The Lead Party will allocate an Account Manager, chosen from within its business development team, who will be the primary point of contact for the Customer and is responsible for ensuring appropriate business development resource is allocated to each Customer.

(E)	The Account Manager will be responsible for:

(a)	coordinating the submission of responses to RFP’s, RFI’s and other information to the Customer from the Parties as detailed below in section (G);

(b)	managing the communication between the Customer and the Parties with respect to Opportunities and any Customer feedback;

(c)	managing any governance structures between the Parties and the Customer;

(d)	providing full disclosure of all business development activity with the Customer to both Parties, unless disclosure is prohibited by any confidentiality obligations to the Customer or other third party; and

(e)	be responsible for driving the proposal to award and contract execution.

(F)	Lead Party and assigned Account Managers will be reviewed annually by the Heads of Business Development for each Party, but for maintaining continuity of the Customer relationship the Parties do not anticipate needing to change the Lead Party or the assigned Account Manager regularly.

(G)	When proposing on new business:

(a)	unless otherwise agreed above in section C, the Lead Party for responding to an RFP will be

i.	the recipient of the RFP,

ii.	if both Parties receive the RFP, the Lead Party should be dictated by the elements listed above in section C.

(b)	the Lead Party will fully disclose to both Parties all information received from the Customer within 1 Business Day of receiving the information, including but not limited to:

i.	the scope of the opportunity

ii.	the proposal currency

iii.	any pre-specified payment terms

(c)	The other Party must notify the Lead Party in writing (including via email) that it is committed, subject to such Party's right to withdraw under Schedule 3(A), to proposing a solution that would involve the Services of both Parties within 1 business day of receiving the RFP from the Lead Party.

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(d)	the Lead Party will coordinate the submission of the Proposal.

(e)	The RFP Lead is responsible for the preparation of the Proposal and budget. For RFPs in neuroscience the RFP Lead will be IXICO, for RFPs in oncology and other therapeutic areas for Customers identified on Table 1 of Schedule 2, the RFP Lead will be VSCP as specified in Schedule 2. The RFP Lead for Customers not listed in Table 1 on Schedule 2, the Lead Party will be the RFP Lead unless otherwise agreed by the Parties.

(f)	On all Joint Projects, the Proposal and budget will be finally reviewed by the Lead Party and approved in writing (including via email) by both Parties prior to been submitted to the Customer. Subject to being notified in advance of the submission deadline, both Parties should be able to respond to approval of a final submission at least 4 hours prior to the submission deadline.

Table 1: Pre-specified Lead Parties and RFP Leads for Global pharma/biotech Customers.

(******)

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Schedule 3         Principles of Contracting

(A)	For Joint Projects the Lead Party will:

(a)	fully disclose to the other Party all contractual information and documentation received from the Customer prior to finalising and agreeing to any contract terms with the Customer, this is to allow that Party to agree to the Customer’s terms (including payment terms) and provide any feedback;

(b)	give the other Party a minimum of 3 Business Days to review and respond to the form of the Primary Contract proposed by the Customer and to any other contractual information received from the Customer;

(c)	Notwithstanding anything to the contrary contained in this Agreement, the other Party shall notify the Lead Party within 5 Business Days if it is willing to move forward under the terms of the proposed Primary Contract (where such response may include required points of negotiation with the Customer), or if it desires to withdraw from an Opportunity (in which event the Lead Party shall be free to pursue such Opportunity on its own); unless otherwise agreed, after 5 Business Days of no response from the other Party, the Lead Party may escalate to the Alliance Representative by written notice (including e-mail), and after a further 1 Business Day of no response, the Lead Party may by written notice (including e-mail) to the other Party, deem the other Party's failure to respond as a withdrawal and opting-out of the Opportunity and be free to pursue such Opportunity on its own;

(d)	subject to the other Party's consent or withdrawal as provided in (c) of this paragraph (A), execute the Primary Contract with the Customer; and

(e)	prepare and execute the Work Order with the other Party as per the Master Subcontract Agreement, providing full transparency of the agreed budget with the Customer and the proposed line items, or percentage of individual line items, that the other Party would take on.

(B)	Both Parties will operate in the currency specified by the Customer in the contract.

(C)	Both Parties agree that

neither Party is obliged to commit to being a subcontractor;

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Schedule 4         Communication of Termination

The following text will be used as a basis of communicating the termination of the Alliance and this Framework Agreement.

To all Customers and collaborators:

Dear XXXX

IXICO and VirtualScopics have decided to end their Commercial Alliance. This will have no impact on any work that has been awarded to date and IXICO and VirtualScopics will continue to work together to deliver all contracted or awarded work.

With effect from this date, if you wish to procure Image Contract Research Services from either IXICO or VirtualScopics, please contact each party separately. IXICO and VirtualScopics will independently provide their new Account Manager details to your procurement department.

In any public announcement:

IXICO and VirtualScopics have decided to end their Commercial Alliance. Both parties will continue to work independently and no new business will be sort through the Alliance.

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Schedule 5         Expected Announcements

The Parties plan to make the following announcements:

•	Signing of this Alliance Framework Agreement;

•	Opening of a joint office in the New Jersey/Pennsylvania area of the USA;

•	Completion of backend image data management integration and Licensing of TrialTracker to VSCP;

•	Use of TrialTracker on 1st project by VSCP;

•	1st jointly won business where IXICO and VSCP will be operationally integrated to co-deliver a clinical trial;

•	1st Preferred supplier status for the Alliance;

•	(******); and

•	(******).

****** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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